As Filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-39000

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8/S-3
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

VIXEL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	84-1176506
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

3535 Harbor Boulevard
Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

2000 NON-OFFICER EQUITY INCENTIVE PLAN
(Full Title of the Plans)

PAUL F. FOLINO
President and Chief Executive Officer
3535 Harbor Boulevard
Costa Mesa, California 92626
(Name and Address of Agent for Service)

(714) 662-5600
(Telephone number, including area code, of agent for service)

Copies of Communications to:

ROBERT M. STEINBERG, Esq.
JEFFER, MANGELS, BUTLER & MARMARO LLP
1900 Avenue of the Stars, Seventh Floor
Los Angeles, California 90067
(310) 203-8080
Fax: (310) 203-0567

RECENT EVENTS: DEREGISTRATION

     The Registration Statement on Form S-8 (Registration No. 333-39000) (the “Registration Statement”) of Vixel Corporation, a Delaware Corporation (“Vixel”), pertaining to the registration of an aggregate of 3,519,688 shares of Vixel Common Stock, par value $.0015 per share, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on June 9, 2000.

     Emulex Corporation, a Delaware corporation (“Emulex”), Aviary Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Emulex (“Merger Sub”), and Vixel entered into an Agreement and Plan of Merger dated October 7, 2003 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub has been merged with and into Vixel and Vixel has become a wholly-owned subsidiary of Emulex. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on November 17, 2003 (the “Effective Time”).

     As a result of the Merger, Vixel has terminated all offerings of Vixel Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Vixel in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Vixel Common Stock which remain unsold at the termination of the offering, Vixel hereby removes from registration all shares of Vixel Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8/S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on November 18, 2003.

VIXEL CORPORATION

By: /s/ Paul F. Folino Paul F. Folino, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8/S-3 has been signed by the following persons on November 19, 2003 in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Paul F. Folino Paul F. Folino	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2003

/s/ Michael Rockenbach Michael Rockenbach	Vice President, Secretary, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	November 19, 2003